CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

Exhibit 99.1

U.S. Physical Therapy Announces the Acquisition of a
Three-Clinic Physical Therapy Practice

Houston, TX, August 1, 2025 – U.S. Physical Therapy, Inc. (the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, announced the acquisition of a physical therapy practice with three clinic locations, which currently generates approximately $5.3 million in annual revenues and 28,000 in annual visits.  The Company acquired a 60% interest in the practice with the current owners retaining a 40% ownership interest.
Graham Reeve, Chief Operating Officer-West, said, “We are excited to welcome our newest partners into our USPH family. The founders have forged a tremendous asset for patients in their communities. On behalf of our entire team, we all look forward to assisting and supporting them as they work to make a difference in the lives of the patients and families that they serve.”
About U.S. Physical Therapy, Inc.
Founded in 1990, U.S. Physical Therapy, Inc. owns and/or manages 774 outpatient physical therapy clinics in 44 states.  USPH clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically related injuries and rehabilitation of injured workers. USPH also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.